Exhibit 3.6

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF

NEW AHGP GP, LLC

A Delaware Limited Liability Company

This Amended and Restated Limited Liability Company Agreement, dated as of May 31, 2018 (this “Agreement”), is adopted, executed and agreed to by Alliance Resource Partners, L.P., a Delaware limited partnership (the “Member”).

R E C I T A L S:

WHEREAS, New AHGP GP, LLC, a Delaware limited liability company (the “Company”), was formed pursuant to that certain Certificate of Formation filed with the Secretary of State of the State of Delaware on February 20, 2018;

WHEREAS, on February 20, 2018, the prior member of the Company entered into that certain Limited Liability Company Agreement of the Company (the “Original Agreement”); and

WHEREAS, the Member desires to amend and restate the Original Agreement to reflect the admission of Alliance Resource Partners, L.P. as the Member of the Company.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Member does hereby amend and restate the Original Agreement, effective as of the date hereof, to provide, in its entirety, as follows:

1.             Formation.  The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).  This Agreement shall be deemed to have become effective upon the formation of the Company.

2.             Name.  The name of the Company is “New AHGP GP, LLC”.  All Company business shall be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

3.             Principal Office in the United States; Other Offices.  The principal office of the Company in the United States shall be located at such place as the Member may designate from time to time, which need not be in the State of Delaware.  The Company may have such other offices as the Member may designate from time to time.

4.             Term.  The Company shall have a perpetual existence, unless and until it is dissolved in accordance with Section 12 below.

5.             Registered Office; Registered Agent.  The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Certificate of Formation (the “Certificate”) or as determined by the Member from time to time in the manner provided by applicable law.

6.             Purpose.  The purpose of the Company is to engage in any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

7.             Member.  The “Member” of the Company is the entity set forth on Exhibit A hereto, as such Exhibit A may be amended from time to time.

8.             Contributions.  Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

9.             Distributions.  The Member shall be entitled to (a) receive 100% of all distributions (including, without limitation, liquidating distributions) made by the Company and (b) enjoy all other rights, benefits and interests in the Company.

10.          Management.

a.             The management of the Company is fully reserved to the Member, and the Company shall not have “managers” as that term is used in the Act.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and shall be authorized to take any and all actions for the Company.

b.             The Member may designate one or more other persons to be officers of the Company (each, an “Officer”) to assist in carrying out the Member’s decisions and the day-to-day activities of the Company.  Officers are not “managers” as that term is used in the Act.  Any Officers who are so designated shall have such titles and authority and perform such duties as the Member may delegate to them.  The salaries or other compensation, if any, of the Officers of the Company shall be fixed by the Member.  Any Officer may be removed as such, either with or without cause, by the Member and any vacancy occurring in any office of the Company may be filled by the Member.  Designation of an Officer shall not of itself create contract rights.

11.          Ownership.  The Member is the holder of 1,000 Units of the Company representing 100% of the Membership Interests in the Company.  “Membership Interest” means the ownership interest (on a percentage basis) of the members in the Company, including, without limitation, rights to distributions, allocations, information, and to consent to or approve.  The Member shall have the right to assign all or a portion of such Membership Interests.

12.          Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect.  No other event (including, without limitation, an event described in Section 18-801(a)(4) of the Act) will cause the Company to dissolve.

13.          Liability.

a.             The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided herein or by applicable law.

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b.             The Company shall indemnify and hold harmless (i) any Officers of the Company and (ii) the Members and its respective partners, shareholders, officers, directors, managers, employees, agents and representatives, and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons, in each case, to the fullest extent permitted by applicable law.

14.          Amendment.  This Agreement may be amended from time to time only with the written consent of the Member.

15.          Governing Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware (excluding its conflict-of-laws rules).

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IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, has caused this Agreement to be duly executed as of the date first written above.

SOLE MEMBER:

Alliance Resource Partners, L.P.

By:	Alliance Resource Management GP, LLC,
its general partner

	By:	/s/ R. Eberley Davis
		Name:	R. Eberley Davis
		Title:	Senior Vice President, General Counsel and Secretary

SIGNATURE PAGE TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

NEW AHGP GP, LLC

EXHIBIT A

MEMBER	UNITS	MEMBERSHIP INTEREST
Alliance Resource Partners, L.P.	1,000	100%

EXHIBIT A TO THE

LIMITED LIABILITY COMPANY AGREEMENT OF

NEW AHGP GP, LLC